Securities and Exchange Commission

                              WASHINGTON D.C 20549

                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                       THE SECURITIES EXCHANGE ACT OF 1934

                                  June 25, 2002
                                 Date of Report
                        (Date of earliest event reported)

                         INTERLINE RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)


        Utah                    0-18995                   87-0461653
----------------------    -------------------    -------------------------------
State of Incorporation    Commission File No.    IRS Employer Identification No.


                            160 West Canyon crest Rd.
                                Alpine, UT 84004
                    (Address of principal executive offices)

                                  801.756.3031
                         (Registrant's telephone number)


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Item 5.  Other Events

     On June 22, 2002, a major fire erupted at the Well Draw Gas Processing Plant (the Plant), owned and operated by Interline Energy Services, Inc. (IES), a wholly owned subsidiary of Interline Resources Corporation (the Company). The fire occurred when natural gas liquids released from a truck preparing to unload at the Plant were ignited by a truck idling nearby. The fire spread to the product storage tanks and eventually to the processing area through a series of explosions. The fire continued to burn in portions of the plant through June 24, 2002, when it was extinguished by company personnel working with the local fire department and Wyoming State Fire Marshal's office. The Company resumed operations on a severely limited scale on June 30, 2002.

     No one was injured in the incident, however, serious property damage resulted from the fire and associated explosions. Damage to the Company's equipment included: complete destruction of the product storage facilities (approximately 420,000 gallons), truck loading and unloading racks, two trucks and two processing/fractionation towers; partial destruction of Plant process piping, control systems, pumps and pipeline injection equipment; structural damage to several Plant buildings; and other damage not yet identified. Additionally, trucks and tractors belonging to 3 other companies were destroyed in the fire and damage was done to a nearby shop and utility building belonging to an outside party.

     The company was temporarily without property insurance covering the Plant. However, the Company believes it is not at fault for the fire or any of the resulting damage and the Company will seek reimbursement from the party responsible for the fire. The Company is unable to predict what affect the fire will have on the Company's revenue from operations over the next three to four quarters inasmuch as the greatest portion of the Company's revenues are generated by the Plant and trucking operations which are closely aligned with operation of the Plant. Furthermore, our ability to re-build the Plant is contingent on our ability to recover the value of the damage property from the party responsible for such damage. We are unable to predict if we will be able to obtain such reimbursement of the time which will be required to obtain such reimbursement.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated: July 5, 2002

                                    INTERLINE RESOURCES CORPORATION

                                    By:   /s/Michael R. Williams
                                          --------------------------------
                                          Michael R. Williams
                                          Chairman, Chief Executive Officer



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